[Exhibit 5.1 -- Opinion and Consent of the Law Firm of William M. Ziering]

                       [Letterhead of William M. Ziering]




July 12, 2005


Premier Development & Investment, Inc.
7475 Skillman, Suite C-102
Dallas, TX  75231


Dear Sirs:

I have acted as counsel for Premier Development & Investment, Inc., a Nevada corporation (the "Company"), in connection with it's filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form SB-2, including exhibits therein (the "Registration Statement") covering up to 1,329,983 shares of common stock Class A $0.004 value priced at $3.50 per share underlying currently issued and outstanding stock purchase warrants.

I have examined the originals, or photostatic or certified copies of such records of the Company certificates of officers of the Company and of public officials, and such other documents as I have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as photostatic or certified copies and the authenticity of the originals of such copies.

Based on the foregoing, I am in the opinion that:

(1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada.

(2) The Warrants and Shares have been validly authorized and are legally issued, fully paid and non-assessable under the laws of the State of Nevada.

(3) Assuming the state of applicable law as it presently exists, the Shares issuable upon the exercise of the Warrants will be, upon issuance in accordance with the terms of the Warrants, legally issued, fully paid and non-assessable under the laws of the State of Nevada.

I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and I disclaim any obligation to advise you of any chance in these sources of law or subsequent legal or factual development which might effect any matters or opinions set forth in this letter.

I am opining only as to the matters expressly stated in this letter and no opinion should be inferred as to any other matters.

Very truly yours,



/s/ William M. Ziering
William M. Ziering